Q Lotus Holdings, Inc.

A Private Equity

Holding Company

500 N Dearborn St, Suite 605

Chicago, IL 60654

(312) 379-1800

January 18, 2012

Estefania Urso
121 Hendricks Isle
Fort Lauderdale, FL 33301-7943

Re: Amendment to Promissory Note

Dear Estefania:

In accordance with our discussions, Q Lotus Holdings, Inc. and Estefania Urso hereby agree to amend the Promissory Note dated September 8, 2011 between Q Lotus Holdings, Inc. and Estefania Urso in the amount of one hundred fifty thousand dollars ($150,000) such that, notwithstanding anything contained in the Promissory Note ("Note") to the contrary:

1. The Maturity Date for the principal balance equal to one hundred fifty thousand dollars ($150,000) is hereby extended to March 1, 2012.

2. The thirty thousand dollars ($30,000) of interest owed on the Note shall increase to thirty five thousand dollars ($35,000) and shall be paid in Q Lotus Holdings, Inc. Stock ("Company Stock") following the execution of this Amendment.

3. Q Lotus Holdings, Inc. will issue Estefania Urso three hundred and fifty thousand (350,000) shares of Company Stock which is currently valued at ten cents per share ($0.10/share) for a total market value equal to thirty five thousand dollars ($35,000).

Please acknowledge your acceptance of the above change by executing this amendment below.

Q Lotus Holdings, Inc.

By: ______________________
Gary Rosenberg
Its: CEO

Understood and Agreed to this ____ day of January, 2012.

By: ______________________
Estefania Urso